CONTACT:    William P. Morrissey                     FOR RELEASE:    Immediately
            Executive Vice President
            and Chief Operating Officer
            (617) 628-4000


               CENTRAL BANCORP ANNOUNCES EMPLOYEE STOCK OWNERSHIP
            PLAN PURCHASE OF CENTRAL BANCORP COMMON STOCK FROM MENDON
                             CAPITAL ADVISORS CORP.

         Somerville, Massachusetts, January 25, 2007 (NASDAQ Global Market:
CEBK) -- Central Bancorp, Inc. announced today that the ESOP sponsored by its subsidiary, Central Bank, has agreed, subject to the financing arrangement discussed below and other conditions, to purchase 109,600 shares of Central Bancorp's common stock at a price of $33.00 per share from Mendon Capital Advisors Corp. and affiliates (collectively, "Mendon"). The shares to be purchased by the ESOP represent approximately 6.7% of Central Bancorp's outstanding shares. After the purchase, the ESOP will hold approximately 24.9% of Central Bancorp's outstanding shares, including shares allocated to participants. Separately, John D. Doherty, Central Bancorp's President and Chief Executive Officer, agreed, also subject to conditions, to purchase the remaining 13,400 shares of Central Bancorp's common stock owned by Mendon, also at a price of $33.00 per share.

         Completion of the purchase is subject to the issuance by Central Bancorp of approximately $6 million of trust preferred securities to finance, through loans to the ESOP, the ESOP's purchase from Mendon and the ESOP's refinance of an existing loan to the ESOP from an independent financial institution.

         Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices and a limited service high school branch in suburban Boston.